May 9, 2011

Miller Investment Trust

20 William Street

Wellesley, Massachusetts  02481

Re: Miller Investment Trust, File Nos. 333-146552 and 811-22131

Ladies and Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed on December 21, 2007 with Pre-Effective Amendment No. 1 to the Miller Investment Trust Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 (Amendment No. 9 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

724309.5